UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10/A
(Amendment No. 6)

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or 12(g) of the Securities Exchange Act of 1934

JOHN BEAN TECHNOLOGIES CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware	91-1650317
(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)
70 West Madison Street, Suite 4400
Chicago, Illinois 60602
 (Address of Principal Executive Offices)

(312) 861-5900
 (Registrant’s telephone number, including area code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange On Which Each Class is to be Registered
Common Stock, par value $0.01 per share	New York Stock Exchange
Preferred Share Purchase Rights	New York Stock Exchange
             Securities to be registered pursuant to Section 12(g) of the Act: None

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if smaller reporting company)	Smaller reporting company ☐

EXPLANATORY NOTE

This Amendment No. 6 supplements and amends the information set forth in the Registration Statement on Form 10 (File No. 001-34036) filed with the Securities and Exchange Commission (the “SEC”) on April 30, 2008, as amended by Amendment No. 1 filed with the SEC on June 5, 2008, Amendment No. 2 filed with the SEC on June 23, 2008, Amendment No. 3 filed with the SEC on July 3, 2008, Amendment No. 4 filed with the SEC on July 10, 2008 and Amendment No. 5 filed with the SEC on July 14, 2008 by John Bean Technologies Corporation (the “Company”).

Item 11. Description of Registrant’s Securities Registered

On April 24, 2018, the Company entered into a First Amendment (the “Amendment”) to the Rights Agreement (the “Rights Agreement”), dated as of July 31, 2008, by between the Company and Computershare Trust Company, N.A., as successor rights agent to National City Bank. The Amendment accelerates the expiration date of the Company’s preferred share purchase rights (the “Rights”) from 5:00 p.m., Chicago time, on July 31, 2008 to 5:00 pm., Chicago time, on April 27, 2018, such that, as of 5:00 p.m. Chicago time on April 27, 2018, the Rights will expire and no longer be outstanding and the Rights Agreement will terminate and be of no further force or effect.

The foregoing is a summary of the terms of the Amendment. The summary does not purport to be complete and is qualified in its entirety by reference to the Amendment, a copy of which is attached as Exhibit 4.2 and incorporated herein by reference.

Exhibit Index

Exhibit No.	Description

4.1
Rights Agreement, dated as of July 31, 2008, by and between the Company and National City Bank, as rights agent (incorporated by reference to Exhibit 4.2 to the registrant’s Current Report on Form 8-K filed with the SEC on August 6, 2008).

4.2
Amendment No. 1 to Rights Agreement, dated as of April 24, 2018, by and between John Bean Technologies Corporation and Computershare Trust Company, N.A., as successor rights agent to National City Bank. (incorporated by reference to Exhibit 4.1 to the registrant’s Current Report on Form 8-K filed with the SEC on April 27, 2018).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: April 27, 2018

JOHN BEAN TECHNOLOGIES CORPORATION

By:	/s/ Brian A. Deck
Name:	Brian A. Deck
Title:	Executive Vice President and Chief Financial Officer